[GRAPHIC]
                                                                      EXHIBIT 99


                                                 CORPORATE HEADQUARTERS

                                                 5935 Carnegie Boulevard
                                                 Charlotte, NC 28209 USA
                                                 tel: 704 553 0038
                                                 eml: www.glenayre.com

News Release
                                       Contact:  Janet Cavalier, Glenayre
                                                 704 553 0038
                                                 David Lilly, Kekst and Company
                                                 PR for Ripplewood Holdings and
                                                 Leeward Technology
                                                 212 521 4800


                Glenayre Technologies Completes $37 Million Sale
                           Of Microwave Radio Business

         DIVESTMENT COMPLETES ADDITIONAL STEP IN CORPORATE RESTRUCTURING

CHARLOTTE, N.C., Nov. 2, 1999 -- Accomplishing another step in its strategic repositioning, Glenayre Technologies Inc. (Nasdaq: GEMS) confirmed today that it has completed the sale of its Western Multiplex Corporation microwave radio unit to Ripplewood Holding LLC of New York and Leeward Technology Partners of California. On October 4th, Glenayre reported that it had signed an agreement for the sale and expected the transaction to close by year-end.

In exchange for 95% of the stock in Western Multiplex, Glenayre will receive approximately $37 million cash, subject to final adjustment based on audited closing net worth. Glenayre also will retain approximately five-percent ownership in the microwave radio business, which is located in Sunnyvale, California.

Eric Doggett, president and chief executive officer of Glenayre, stated, "The Western Multiplex sale provides further evidence that we are committed to successful implementation of our new strategic focus. As promised, we negotiated a reasonable agreement, and secured a price that was within our stated expectations.

Doggett added, "With the cash from this sale, along with the $6.3 million cash that we have received from the sale of our headquarters facility, we are much better positioned to pursue and fund our opportunities in growth markets."

For over 30 years, Glenayre Technologies Inc. has been developing and providing leading edge personal telecommunication systems, including products for paging and cellular networks. Glenayre products are installed in over 100 countries. Additional information about Glenayre is available at http://www.glenayre.com.


                                      # # #

Communication INNOVATIONS.(TM)